FOR IMMEDIATE RELEASE

Arbinet Corporation Announces First Quarter 2010 Financial Results

HERNDON, VA., May 11, 2010 - Arbinet Corporation (NASDAQ: ARBX), a leading provider of telecommunications services to fixed and mobile operators, today reported financial results for the first quarter ended March 31, 2010.

Total revenues for the first quarter 2010 were $87.6 million, which included $78.9 million trading revenues and $8.6 million fee revenues. This represents a 6% increase from total revenues of $82.5 million for the fourth quarter 2009 and a slight increase from total revenues of $87.1 million for the first quarter 2009. The increase from the fourth quarter 2009 is a result of a $4.2 million increase in trading revenues and a $1.0 million increase in fee revenues as the Company’s Carrier Services business grows.  The increase from the first quarter 2009 is primarily due to a $1.1 million increase in trading revenues, partially offset by a $0.6 million decrease in fee revenues.  A total of 3.0 billion minutes were bought and sold on Arbinet’s platform in the first quarter 2010, compared with 2.7 billion minutes in the first quarter 2009 and 2.5 billion minutes in the fourth quarter 2009.  Arbinet completed 293.3 million calls during the first quarter 2010, compared with 288.9 million calls in the first quarter 2009 and 271.0 million calls in the fourth quarter 2009.

First quarter 2010 gross profit was $4.8 million, up 16% and 31%, compared with $4.1 million and $3.6 million gross profit for the first quarter 2009 and fourth quarter 2009, respectively. Aside from the revenue growth contribution, $0.4 million of the improvement in gross profit, when comparing first quarter 2010 to fourth quarter 2009, was due to the Company’s reclassification of rent expense and bonus expense from indirect cost of revenues to general and administrative expenses.

First quarter 2010 loss from operations was ($3.3) million, compared with a loss from operations of ($2.1) million in the first quarter 2009.  Net cash used in operating activities in the first quarter 2010 was ($1.2) million compared with net cash provided from operating activities – continuing operations in the first quarter 2009 of $0.8 million.  As expected, first quarter 2010 results included cash charges, including severance charges of $0.5 million, headquarters relocation costs of $0.2 million and litigation expenses of $0.2 million.

The Company’s net loss in the first quarter was ($4.9) million, or ($0.23) per diluted share, compared with a net loss of ($2.5) million, or ($0.11) per diluted share, in the first quarter 2009.  First quarter 2010 results included a non-cash foreign currency transaction loss of ($1.5) million, or ($0.07) per diluted share, compared with the first quarter 2009 non-cash foreign currency transaction loss of ($0.4) million, or ($0.02) per diluted share, representing the unrealized impact of currency fluctuations on U.S. denominated obligations of the Company’s United Kingdom subsidiary.

Commenting on the Company’s first quarter 2010 results, Shawn O'Donnell, President and Chief Executive Officer of Arbinet, stated, “We are pleased with the progress we’ve made towards our strategic plan.  Our sequential revenue and traffic growth quarter over quarter demonstrates that the new products and services we rolled out last year continue to gain traction with our customers.  We remain focused on driving Arbinet toward profitable growth by leveraging our core capabilities and prudently investing in areas that we believe represent the highest growth opportunity, while effectively managing costs.”

Conference Call
Arbinet will host a conference call to discuss its first quarter 2010 results at 10:00 a.m. Eastern Time today.

The dial-in number for the live audio call beginning at 10:00 a.m. Eastern Time (888) 562-3654, or (973) 582-2703 for international callers; the passcode is 72746951.  A live web cast of the conference call will be available on Arbinet’s web site at http://www.arbinet.com.

A replay of the conference call will be available from 1:00 p.m. Eastern Time on May 11, 2010 through midnight Eastern Time on May 18, 2010 at http://www.arbinet.com and by telephone at (800) 642-1687, or (706) 645-9291 for international callers; the passcode is 72746951.

About Arbinet Corporation
Arbinet is a leading provider of international voice and IP solutions to carriers and service providers globally. With more than 1,100 carriers across the world utilizing the Arbinet network, Arbinet combines global scale with sophisticated platform intelligence, call routing and industry leading credit management and settlement capabilities. Customers and suppliers include many leading fixed line, mobile, wholesale and VoIP carriers as well as calling card, ISPs and content providers around the world who buy and sell voice and IP telecommunications capacity and content. The Company can be reached at its corporate headquarters in Herndon, VA at (703) 456-4100 or by email at sales@arbinet.com.

Forward-Looking Statements
This press release contains forward-looking statements, including forward-looking statements regarding Arbinet’s ability to grow profitably by leveraging its core capabilities and prudently investing in areas that it believes represent the highest growth opportunity, while effectively managing costs.   Various important risks and uncertainties may cause our actual results to differ materially from the results indicated by these forward-looking statements, including, without limitation: Members (in particular, significant trading Members) not trading on the Exchange or not utilizing our new and additional services; continued volatility in the volume and mix of trading activity; our uncertain and long Member enrollment cycle; failure to manage our credit risk; failure to manage and adequately estimate costs of our Carrier Services business; pricing pressure; investment in our management team and investments in our personnel; disruption or uncertainty resulting from recent changes in senior management; regulatory uncertainty; system failures, human error and security breaches that could cause us to lose Members and expose us to liability; our ability to obtain and enforce patent protection for our methods and technologies; losses in efficiency due to cost cutting and restructuring initiatives; decreased trading volumes due to our efforts to increase call quality on the Exchange; failure to extend the term of our credit facility; economic conditions and volatility of financial markets; and decreased availability of credit to us or buyers on the Exchange, and the impact they may have on us and the Members. For a further discussion of the risks and uncertainties we face, please refer to Part I, Item 1A of our Annual Report on Form 10-K, for the year ended December 31, 2009, filed with the Securities and Exchange Commission (SEC) on March 17, 2010 and other periodic and current filings that have been filed with the SEC and are available at www.sec.gov. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, and such statements are current only as of the date they are made.

Contacts:

    Gary Brandt, Chief Financial Officer
    Arbinet Corporation
    (703) 456-4140

    Andi Salas / Aaron Palash
    Joele Frank, Wilkinson Brimmer Katcher
    (212) 355-4449

ARBINET CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2010	2009
Trading revenues	$78,925	$77,853
Fee revenues	8,645	9,247
Total revenues	87,570	87,100
Cost of trading revenues	78,933	78,088
Indirect cost of trading and fee revenues	3,867	4,890
Total cost of trading and fee revenues	82,800	82,978
Gross profit	4,770	4,122

Other operating expenses:
Sales and marketing	1,921	1,817
General and administrative	3,949	2,598
Depreciation and amortization	1,697	1,791
Severance charges	546	-
Total other operating expenses	8,113	6,206

Loss from operations	(3,343)	(2,084)

Interest income	18	60
Interest expense	(185)	(151)
Foreign currency transaction loss	(1,491)	(383)
Other income, net	69	110
Loss before income taxes	(4,932)	(2,448)
Provision for income taxes	8	39

Net loss	$(4,940)	$(2,487)

Basic and diluted net loss per common share	$(0.23)	$(0.11)

Weighted average shares used in computing
basic and diluted net loss per share	21,807	22,041

ARBINET CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	As of	As of
	March 31, 2010	December 31, 2009
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$10,719	$15,492
Marketable securities	9,030	6,407
Trade accounts receivable, net of allowances	23,017	24,513
Prepaids and other current assets	1,494	1,284
Total current assets	44,260	47,696

Property and equipment, net	16,961	17,821
Security deposits	1,667	1,676
Intangible assets, net	133	149
Other assets	370	395
Total Assets	$63,391	$67,737

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$10,638	$11,676
Deferred revenue	1,348	1,434
Accrued expenses and other current liabilities	5,966	6,172
Due to Silicon Valley Bank	960	2,014
Current portion of long-term debt	4,967	3,600
Current liabilities for discontinued operations	100	100
Total current liabilities	23,979	24,996

Deferred rent	2,345	2,343
Long-term debt and other liabilities	240	66
Total Liabilities	26,564	27,405

Stockholders' Equity
Common stock	27	27
Additional paid-in capital	176,459	175,906
Treasury stock	(17,241)	(17,122)
Accumulated other comprehensive income	3,057	2,056
Accumulated deficit	(125,475)	(120,535)
Total Stockholders' Equity	36,827	40,332
Total Liabilities and Stockholders' Equity	$63,391	$67,737